EXHIBIT 99.1

EVCI Career Colleges Hires Joseph J. Looney to Serve as Chief Financial Officer

Richard Goldenberg to Remain as CFO of Interboro Institute

YONKERS, NY -- (MARKET WIRE) -- 10/03/2005 -- EVCI Career Colleges Holding Corp. (NASDAQ: EVCI) today announced that Joseph J. Looney, age 48, joined the Company as chief financial officer, effective October 1, 2005. He replaced Richard Goldenberg, who relinquished his duties as CFO of EVCI but retains his positions as CFO of Interboro Institute and as a director of EVCI.

Commenting on the appointment, Dr. John J. McGrath, chief executive officer and president, said, "Joe Looney has the skills and experience required at EVCI during this very important juncture in our history. We are confident that Joe's experience as chief financial officer at two public companies will complement the strategic efforts we are taking to integrate TCI and grow EVCI, both operationally and financially. Joe shares our dedication to EVCI's business mission and to elevating EVCI to the next level, and we are extremely pleased to have him on board."

Dr. McGrath continued, "We would also like to sincerely thank Richard Goldenberg for his dedicated and valuable service as chief financial officer of EVCI. We are delighted that Richard will continue to support our growth as chief financial officer of Interboro Institute."

Mr. Looney brings to EVCI more than 25 years of experience in accounting, forecasting, internal controls, administration and capital raising. He also has experience in compliance with Section 404 of Sarbanes-Oxley. Most recently, he served as CFO of Astrex, Inc., where he was responsible for all aspects of accounting, finance, SEC reporting and administration. Prior to Astrex, he was CFO of Manchester Technologies, Inc., from 1996 to 2002. At both companies he was responsible for developing and maintaining relationships with analysts, investors and lenders. Mr. Looney also has mergers and acquisitions experience, including in connection with the recent sale of Astrex to a strategic buyer. While at Manchester, he was involved in Manchester's initial public offering and in identifying, consummating and integrating mergers and acquisitions.

From 1984 through 1996, Mr. Looney was a senior manager with KPMG LLP.

Mr. Looney holds an MS in Taxation and a BS in Accounting. He is a certified public accountant, and a member of the American Institute of CPA's and the New York State Society of CPA's. He has been an adjunct professor of accounting and business law at Hofstra University since 1996.

About EVCI Career Colleges Holding Corp.

EVCI is the holding company for Interboro Institute, Technical Career Institutes and the Pennsylvania School of Business.
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Founded in 1888, Interboro offers degree programs leading to the Associate in
Occupational Studies degree and Associate in Applied Sciences degree. Its programs include accounting, business management, ophthalmic dispensing, paralegal studies, office technologies and security services and management. Interboro has a main campus in mid-town Manhattan and an extension center in each of Flushing, New York and in the Washington Heights section of Manhattan, New York. Interboro also has a college site in Yonkers, New York. EVCI acquired Interboro in January 2000.

Founded in 1909, TCI offers two-year associate degree and certificate programs. With an emphasis on technology, TCI offers programs within three major divisions: business and new media technology, computer and electronics technology and climate control technology. TCI's main campus is on 31st street diagonally across from Penn Station, and is supported by a nearby annex facility. EVCI acquired TCI in September 2005.

PSB is authorized to offer two Associate in Specialized Business degree programs and two diploma programs in information technology as well as three recently authorized business diploma programs. As permitted by the Pennsylvania State Education Department, after six months of teaching the three business diploma programs, PSB plans to seek authorization to award the Associate in Special Business degree for those programs. PSB recently relocated to downtown Allentown, Pennsylvania. EVCI acquired PSB in January 2005.

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Dr. John J. McGrath
EVCI Career Colleges Holding Corp.
914.623.0700

Jeffrey Goldberger
Email Contact
212.896.1249

Marybeth Csaby
Email Contact
212.896.1236
KCSA Worldwide

SOURCE:  EVCI Career Colleges Holding Corp.